Exhibit 99.2

Nabriva Therapeutics Announces Positive Topline Results from Global, Phase 3 Clinical Trial Evaluating IV and Oral Lefamulin for the Treatment of Community-Acquired Bacterial Pneumonia

- Lefamulin met all primary FDA and EMA endpoints with a favorable tolerability profile -

- Conference call and webcast today at 8:30 a.m. EDT to review results -

DUBLIN, Ireland and KING OF PRUSSIA, Pa., September 18, 2017 — Nabriva Therapeutics plc (NASDAQ:NBRV), a clinical-stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, today announced positive topline results from the lefamulin evaluation against pneumonia (LEAP 1) trial, which evaluated the safety and efficacy of intravenous (IV) to oral lefamulin in patients with community-acquired bacterial pneumonia (CABP).  CABP is the leading cause of infectious death in the United States.

In the LEAP 1 trial, Nabriva Therapeutics’ first of two pivotal Phase 3 clinical trials of lefamulin in patients with CABP, lefamulin met the U.S. Food and Drug Administration (FDA) primary endpoint of non-inferiority (NI, 12.5% margin) compared to moxifloxacin with or without adjunctive linezolid for early clinical response (ECR) assessed 72 to 120 hours following initiation of therapy in the intent to treat (ITT) patient population. In the trial, ECR rates were 87.3% for lefamulin and 90.2% for moxifloxacin with or without linezolid (treatment difference -2.9 [95% confidence interval (CI) -8.5, 2.8]).

“These Phase 3 data provide strong evidence of the potential of lefamulin to treat adults with CABP and provide an alternative to a current gold standard treatment regimen,” said Dr. Colin Broom, chief executive officer of Nabriva Therapeutics. “Due to lefamulin’s flexible dosing and targeted spectrum of activity against the pathogens most commonly associated with CABP, including multidrug-resistant strains, we believe that lefamulin is well suited to be a first-line empiric monotherapy. I am extremely proud and appreciative of the Nabriva Therapeutics team that has advanced lefamulin, which has the potential to be the first in a new class of antibiotics for CABP in more than 15 years, from initial discovery in our labs to this important milestone. We continue to execute on our second pivotal trial evaluating oral lefamulin for the treatment of CABP, with enrollment expected to complete in the fourth quarter of 2017 and topline results anticipated in the spring of 2018.”

Lefamulin also met the primary endpoints for the European Medicines Agency (EMA) of non-inferiority (NI, 10% margin) compared to moxifloxacin with or without adjunctive linezolid in the modified intent to treat (mITT) and clinically evaluable at test of cure (CE-TOC) populations based on an investigator assessment of clinical response (IACR) at a test of cure visit (5 to 10 days following the completion of study therapy).  IACR rates for the mITT population were 81.7% for lefamulin and 84.2% for moxifloxacin with or without linezolid (treatment difference -2.6 [95% CI -8.9, 3.9]) and for the CE-TOC population were 86.9% for lefamulin and 89.4% for moxifloxacin with or without linezolid (treatment difference -2.5 [95% CI -8.4, 3.4]).  IACR is also a key secondary endpoint for the FDA.

“Community-acquired bacterial pneumonia is a common and potentially life-threatening illness for which presently available recommended antimicrobials have potential limitations often associated with resistance or safety,” said Dr. Thomas M. File Jr., M.D., MS, chair of the Infectious Disease Section, Northeast Ohio Medical University, and chair of the Infectious Disease Division, Summa Health. “With bacterial resistance continuing to increase, patients and physicians are in need of new safe and effective treatment options that adhere to the principles of antibiotic stewardship. These positive topline results evaluating the efficacy and safety of lefamulin in patients with community-acquired bacterial pneumonia are promising.”

In addition, in LEAP 1, ECR by pathogen was similar to the overall response rates and was comparable between treatment arms.  Detailed results on a pathogen-by-pathogen basis in the microbiological intent to treat (microITT) population are included in Appendix A to this release.

LEAP 1 enrolled 551 patients: 276 in the lefamulin arm and 275 in the moxifloxacin with or without linezolid arm.  Patients who were aged 65 or older represented 47.8% of the patients in the lefamulin arm compared to 39.3% of the patients in the moxifloxacin with or without linezolid arm.  The lefamulin arm enrolled 196 (71.0%), 76 (27.5%) and 4 (1.4%) patients with a Pneumonia Outcomes Research Team (PORT) class of 3, 4 and 5, respectively.  The moxifloxacin with or without linezolid arm enrolled 1 (0.4%), 201 (73.1%), 70 (25.5%) and 3 (1.1%) patients with a PORT class of 2, 3, 4 and 5, respectively.

In the LEAP 1 trial, a similar rate of treatment-emergent adverse events (TEAEs) was observed in the lefamulin arm (38.1%) and the moxifloxacin with or without linezolid arm (37.7%).  In addition, the rates of TEAEs leading to study drug discontinuation were 2.9% for lefamulin versus 4.4% for moxifloxacin with or without linezolid, and the rates of withdrawal from the trial were 1.8% for lefamulin versus 4.0% for moxifloxacin with or without linezolid.  Death occurred with similar frequency in both arms, with 6 patients dying in the lefamulin arm (2.2%) and 5 patients dying in the moxifloxacin with or without linezolid arm (1.8%).

Adverse events reported in greater than 2.0% of patients receiving study drug (lefamulin versus moxifloxacin with or without linezolid, respectively) were hypokalemia (2.9% versus 2.2%), nausea (2.9% versus 2.2%), insomnia (2.9% versus 1.8%), infusion site pain (2.9% versus 0%), infusion site phlebitis (2.2% versus 1.1%), alanine aminotransaminase (ALT) increase (1.8% versus 2.2%) and hypertension (0.7% versus 2.2%).

Of note, while no documented cases of Clostridium difficile infection were reported in either treatment group, diarrhea was observed in 0.7% and 7.7% of subjects receiving lefamulin and moxifloxacin with or without linezolid, respectively, with a lower overall rate of gastrointestinal TEAEs in the lefamulin arm compared to the moxifloxacin with or without linezolid arm (6.6% versus 13.0%). In addition, no meaningful differences between the lefamulin and moxifloxacin with or without linezolid arms were observed in cardiac (2.9% versus 4.0%) or hepatobiliary (0.7% versus 1.5%) TEAEs.

Elevations in liver transaminases (>3 times the upper limit of normal (ULN)) were comparable in both treatment groups: ALT (7.1% versus 6.4%) and aspartate aminotransferase (AST) (4.1% versus 2.6%) in the lefamulin and moxifloxacin with or without linezolid treatment groups, respectively.  Elevations in liver transaminases (>5 times the upper limit of normal (ULN)) occurred in both treatment groups: ALT (2.2% versus 1.9%) and aspartate aminotransferase (AST) (0.7% versus 0.7%) in the lefamulin and moxifloxacin with or without linezolid treatment groups, respectively.  No patient in either treatment group met Hy’s Law criteria, which is an indicator for severe liver damage.

Changes in QT interval, a measure of the heart’s electrical cycle, that were of potential clinical concern were uncommon.  At steady state, maximum increases in QT interval between 30 to 60 msec occurred in 12 (4.6%) and 14 (5.4%) of patients receiving lefamulin and moxifloxacin with or without linezolid, respectively.  In addition, compared to no patients in the lefamulin arm, one patient in the moxifloxacin arm had an increase in QT interval greater than 60 msec, and one patient in each treatment arm had an increase in absolute QT interval to greater than 500 msec.

Further analysis of the LEAP 1 trial results including analysis of additional patient population groups in the trial and secondary and exploratory endpoints related to these populations groups is ongoing and additional results will be presented at upcoming scientific congresses.

About LEAP 1 Trial Design

LEAP 1 was a multi-center, randomized, controlled, double-blind, global study comparing lefamulin to moxifloxacin, a fluoroquinolone antibiotic, with or without linezolid. The trial was designed to evaluate the efficacy and safety of lefamulin (IV/oral) compared to moxifloxacin (IV/oral), with or without linezolid, in 551 adults with moderate to severe CABP.  Linezolid (or matching placebo for the lefamulin arm) could be added to treatment if an investigator suspected that a patient was infected with methicillin-resistant S. aureus (MRSA) prior to randomization, as moxifloxacin is not approved to treat MRSA.  Lefamulin was dosed at 150 mg IV every 12 hours. The comparator drugs were dosed according to their approved labeling, with moxifloxacin dosed at 400 mg IV daily and linezolid at 600 mg IV every 12 hours. Based on pre-defined criteria, investigators had the option to switch patients to oral therapy after three days (at least six doses) of IV study medication. Study drugs were administered orally as one lefamulin 600 mg tablet every 12 hours, moxifloxacin at 400 mg daily and linezolid at 600 mg every 12 hours.  All patients enrolled in this trial had a PORT class severity of at least 3 on a scale of 1 to 5 (other than one patient in the moxifloxacin with or without linezolid treatment group), which corresponds to moderate to severe clinical disease. Randomization was 1:1 and was stratified by PORT risk class, geography and exposure to prior antibiotics. Patients who received more than a single dose of a short-acting oral or IV antibacterial for CABP within 72 hours before randomization were excluded from participating.

For LEAP 1, the primary efficacy endpoint for the FDA was the proportion of patients in the ITT population in each treatment group achieving ECR.  ECR is achieved for patients who were alive, had improvement in at least two of the four cardinal symptoms of CABP as outlined in the current FDA guidance, had no worsening in any of the four cardinal symptoms of CABP and had not received a concomitant antibiotic (other than linezolid) for the treatment of CABP up through 120 hours after the first dose of study drug. The four cardinal symptoms of CABP, as outlined in the current FDA guidance, are difficulty breathing, cough, production of purulent sputum and chest pain. A number of population groups were evaluated in LEAP 1, including an ITT population consisting of all randomized patients regardless of whether they received study medication; a modified intent to treat (mITT) population consisting of all randomized subjects who received any amount of study drug; and a microITT population consisting of all subjects in the ITT population who had at least one baseline bacterial pathogen known to cause CABP, Legionella pneumophila from an appropriate microbiological specimen, or CABP caused by Mycoplasma pneumoniae or Chlamydophila pneumoniae.

Additional Phase 3 Clinical Trial Ongoing

Nabriva Therapeutics’ second pivotal Phase 3 clinical trial, LEAP 2, is a multi-center, randomized, controlled, double-blind, global study comparing oral lefamulin to moxifloxacin. LEAP 2 is designed to evaluate the efficacy and safety of oral lefamulin compared to oral moxifloxacin in patients with moderate CABP. All patients enrolled in LEAP 2 have a PORT class severity of 2 to 4 on a scale of 1 to 5, which corresponds to moderate disease. Nabriva is targeting the enrollment of approximately 738 patients in LEAP

2. The company expects to complete enrollment in the fourth quarter of 2017, and to have topline data available in the spring of 2018.

Conference Call and Webcast

The company will host a conference call and webcast at 8:30 a.m. EDT today. The live webcast can be accessed under “Events and Presentations” in the Investor Relations section of Nabriva Therapeutics’ website at www.nabriva.com and will be accessible for 90 days. The conference call can also be accessed by dialing 1-866-411-8292 (U.S./Canada) or 1-704-908-0383 (international) and providing the passcode 86032729.

About CABP

Based on Nabriva Therapeutics’ combined analysis of the U.S. Centers for Disease Control and Prevention’s 2007 National Ambulatory Medical Care Survey, the National Hospital Ambulatory Medical Care Survey and 2013 data from the Healthcare Cost and Utilization Project, Nabriva Therapeutics estimates that more than 5 million adults are treated annually for CABP in the United States. Additionally, based on 2013 data from the Healthcare Cost and Utilization Project, Nabriva Therapeutics estimates that approximately 3.1 million of these adult CABP patients sought treatment in a hospital setting, where most are then treated with in-patient IV and oral antibiotics or out-patient oral antibiotics prescribed for use following hospital discharge or release.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the research and development of new medicines to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations. Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade. Nabriva has announced positive topline data for lefamulin from the first of its two global, registrational Phase 3 clinical trials evaluating lefamulin in patients with moderate to severe community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics believes lefamulin is well-positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile, with the results of the LEAP 1 trial showing a rate of TEAEs comparable to moxifloxacin with or without linezolid. Nabriva Therapeutics intends to further pursue development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections (ABSSSI), and is developing a formulation of lefamulin appropriate for pediatric use.

Nabriva Therapeutics owns exclusive, worldwide rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as plans for the design, conduct and timelines of Nabriva’s ongoing Phase 3 clinical trial of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,”

“believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, whether results of Nabriva’s first Phase 3 clinical trial of lefamulin will be indicative of the results for its second Phase 3 clinical trial of lefamulin, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release. Nabriva anticipates that subsequent events and developments will cause its views to change. However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

Contact:

INVESTORS

Dave Garrett

Nabriva Therapeutics plc

david.garrett@nabriva.com

610-816-6657

MEDIA

Katie Engleman

Pure Communications

katie@purecommunications.com

910-509-3977

Appendix A

Microbiological ITT	Lefamulin		Moxifloxacin (with or without linezolid)
(microITT)	N = 160 (58.0%)		N = 159 (57.8%)
Baseline Pathogen	N	ECR (%)	N	ECR (%)
Gram Positive
S. pneumoniae (SP)	82/93	88.2%	91/97	93.8%
Penicillin-Susceptible SP (PSSP)	17/21	81.0%	16/18	88.9%
Penicillin-Intermediate SP (PISP)	5/5	100%	2/2	100%
Penicillin-Resistant SP (PRSP)	2/2	100%	2/3	66.7%
Multidrug-Resistant SP (MDRSP)	6/6	100%	5/6	83.3%
Macrolide-Resistant SP (MRSP)	6/6	100%	5/6	83.3%
S. aureus	31/32	96.9%	13/13	100%
Gram Negative
H. influenzae	8/8	100%	6/7	85.7%
M. catarrhalis	47/52	90.4%	52/55	94.5%
Atypicals
M. pneumoniae	16/19	84.2%	18/20	90.0%
L. pneumophila	16/18	88.9%	12/14	85.7%
C. pneumoniae	10/11	90.9%	18/19	94.7%